UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/14/2010

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 14, 2010, InfoSpace, Inc. ("InfoSpace") entered into an agreement (the "Settlement Agreement") to settle all claims in the stockholder derivative action brought against certain current and former officers and directors of InfoSpace brought by Anne D. Manos and James N. Mercer (the "Derivative Action"). The Derivative Action is further described in the "Litigation" section of "Note 7: Commitments and Contingencies" in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

Under the terms of the Settlement Agreement, which is subject to court approval, InfoSpace will receive a gross amount of $26.65 million as consideration for the dismissal of all claims in the Derivative Action. This amount will be provided to InfoSpace in the form of cash, forgone contractual obligations of InfoSpace, and surrendered securities. The net final value of Settlement Agreement is uncertain because InfoSpace is obligated to pay certain fees and expenses for attorneys and others retained by InfoSpace, a Special Litigation Committee of its Board of Directors, plaintiffs, and defendants. While the exact amount of these fees and expenses are currently unknown, they are anticipated to account for a material percentage of the gross amount received by InfoSpace. In addition, InfoSpace has agreed to undertake certain specified corporate governance reforms and to avoid, in connection with any future special stockholder dividends, certain actions that were the subject of the Derivative Action. The proposed settlements do not involve any admission of wrongdoing or liability, and there has been no adjudication of the merits of the underlying claims.

The parties to the Settlement Agreement are as follows: the plaintiffs (Anne D. Manos and James N. Mercer), the nominal defendant (InfoSpace, Inc.), the Special Litigation Committee of the Board of Directors of InfoSpace, Inc., the named defendants (James F. Voelker, John E. Cunningham, IV, Jules Haimovitz, Richard D. Hearney, Lewis M. Taffer, George M. Tronsrue, III, Vanessa A. Wittman, Allen Hsieh, Brian T. McManus, Steven L. Elfman, and R. Bruce Easter, Jr.), and three non-parties to the Derivative Action (former InfoSpace Senior Vice President, Corporate Development, John Foster, Syzygy Consulting Group, and Wilson Sonsini Goodrich & Rosati, PC) (collectively, the "Settling Parties").

The Settling Parties intend to jointly request that the Superior Court in King County, Washington preliminarily approve the proposed settlement and then, following certain procedures to be set by the Court, subsequently enter final judgment providing for approval of the Settlement Agreement, dismissing the Derivative Action with prejudice, permanently enjoining the prosecution of any of the specified released claims against certain Settling Parties, and awarding attorneys' fees and reimbursement of expenses to the plaintiffs' counsel in an amount to be determined by the Court. There can be no assurance the court will approve the Settlement Agreement or any of the terms requested by the Settling Parties.

A copy of the Settlement Agreement is attached as Exhibit 99.1.

Item 8.01.    Other Events

On September 14, 2010, in connection with the Settlement Agreement described above in Item 1.01, InfoSpace entered into an agreement to release certain insurance carriers from any further liability for a specific set of insurance and excess insurance policies. As a result, InfoSpace will have no further insurance coverage under those specific directors' and officers' liability and company reimbursement policies purchased by InfoSpace for claims made during the period from December 15, 2008 to December 15, 2009 or for claims made after that period that are substantially related to claims made during that period.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1                   Settlement Agreement dated September 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: September 17, 2010	By:	/s/ Alesia L. Pinney
Alesia L. Pinney
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Settlement Agreement dated September 14, 2010